EXHIBIT 99.1
Greif Reports Third Quarter Results
DELAWARE, Ohio (Aug. 31, 2011) — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its third fiscal quarter, which ended July 31, 2011. The company reported record third quarter net sales of $1.1 billion, record third quarter operating profit of $108.0 million, third quarter net income of $63.0 million or $1.07 per diluted Class A share, third quarter net income before special items, net of tax of $69.7 million or $1.18 per diluted Class A share before special items, net of tax, and record third quarter EBITDA before special items of $147.5 million.

	Three months ended		Nine months ended
	July 31,		July 31,
(Dollars in millions, except per-share amounts)	2011	2010	2011	2010
Selected Financial Highlights
Net sales	$1,122.0	$921.3	$3,116.5	$2,467.6
Operating profit	108.0	95.7	268.0	219.1
Operating profit before special items	117.1	111.1	301.6	259.9
Net income attributable to Greif, Inc.	63.0	66.0	155.3	133.4
Net income attributable to Greif, Inc. before special items	69.7	78.6	180.7	166.5
Diluted Class A earnings per share	1.07	1.12	2.65	2.28
Diluted Class A earnings per share before special items	1.18	1.34	3.08	2.84
EBITDA[1]	138.4	122.7	360.7	299.6
EBITDA[1] before special items	147.5	138.1	394.3	340.4

Special Items
Restructuring charges	$3.4	$9.8	$11.4	$20.6
Restructuring-related inventory charges	—	0.1	—	0.1
Acquisition-related costs	2.7	5.5	19.2	20.1
Non-cash intangible asset impairment charge	3.0	—	3.0	—

Total special items	$9.1	$15.4	$33.6	$40.8

Total special items, net of tax	$6.7	$12.6	$25.4	$33.1

	July 31, 2011	October 31, 2010	July 31, 2010
Working capital[2]	$503.0	$404.1	$398.4
Net working capital[2]	393.9	297.1	314.2
Long-term debt	1,255.8	953.1	948.6
Net debt[3]	1,276.6	919.5	935.4

[1]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.

[2]	Working capital represents current assets less current liabilities. Net working capital represents working capital less cash and cash equivalents

[3]	Net debt represents long-term debt plus the current potion of long-term debt plus short-term borrowings less cash and cash equivalents.

Note:	A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial statements that are a part of this release.

Michael J. Gasser, chairman and chief executive officer, said, “Our strong growth in net sales for the quarter benefited from acquisitions during the last 12 months, higher selling prices and the positive impact of foreign currency translation. Product demand for the Rigid Industrial Packaging & Services segment in North America and Western Europe was lower than anticipated during the final three weeks of the quarter. There has been some recovery in demand based on August orders and shipments, on a seasonally adjusted basis, but at a lower level than earlier in the year. We are implementing actions to mitigate the financial impact of these developments.
“During the third quarter, we completed a €200 million senior note offering to facilitate growth and improve our liquidity. We also executed two rigid industrial packaging acquisitions with operations in EMEA and Latin America that extend our global footprint and capabilities. Immediately following the end of the third quarter, we completed an acquisition in the reconditioning market in Europe that complements our existing North America reconditioning business.”
Consolidated Results
Net sales were $1.1 billion for the third quarter of 2011 compared with $921.3 million for the third quarter of 2010. The 21.8 percent increase was due to higher sales volumes, increased selling prices resulting from the pass-through of higher raw material costs and the positive impact of foreign currency translation. The higher sales volumes were primarily due to acquisitions in the Rigid Industrial Packaging & Services and Flexible Products & Services segments and higher volumes in the Paper Packaging segment.
Gross profit increased to $211.4 million for the third quarter of 2011 compared to $191.0 million for the third quarter of 2010 primarily due to higher sales volumes. Gross profit margin was 18.8 percent for the third quarter of 2011 compared with 20.7 percent for the third quarter of 2010. The quarter-over-quarter decline from the prior period was primarily due to reduced market demand, shift in product mix, inability to capture all cost increases in Rigid Industrial Packaging & Services and higher old corrugated container costs in the Paper Packaging segment.
Selling, general and administrative (SG&A) expenses were $109.1 million for the third quarter of 2011 compared with $90.4 million for the third quarter of 2010. The $18.7 million increase was primarily due to the inclusion of SG&A expenses for acquired companies. Acquisition-related costs of $2.7 million and $5.5 million were also included in SG&A expenses for the third quarters of 2011 and 2010, respectively. In addition, the company recorded a $3.0 million non-cash intangible asset impairment charge for the third quarter of 2011 related to trademarks used in the flexibles businesses acquired in 2010. SG&A expenses, as a percentage of net sales, were 9.7 percent for the third quarter of 2011 compared with 9.8 percent for the same quarter of last year.
Operating profit was $108.0 million and $95.7 million for the third quarters of 2011 and 2010, respectively. Operating profit before special items was $117.1 million for the third quarter of 2011 compared with $111.1 million for the third quarter of 2010. The $6.0 million increase was due to Land Management ($8.3 million increase) and Flexible Products & Services ($6.2 million increase), partially offset by Paper Packaging ($6.6 million decrease) and Rigid Industrial Packaging & Services ($1.9 million decrease).
Interest expense, net, was $18.4 million for the third quarter of 2011 compared with $16.0 million for the same period last year. The increase was primarily due to the higher level of debt resulting from acquisitions and related working capital requirements.
Income tax expense was $21.6 million and $14.4 million for the third quarters of 2011 and 2010, respectively. The company’s book tax rate was 25.4 percent and 18.2 percent for the third quarters of 2011 and 2010, respectively.

Net income was $63.0 million, or $1.07 per diluted Class A share and $1.61 per diluted Class B share, for the third quarter of 2011 and $66.0 million, or $1.12 per diluted Class A share and $1.70 per diluted Class B share, for the third quarter of 2010. Net income before special items, net of tax was $69.7 million for the third quarter of 2011 compared with $78.6 million for the third quarter of 2010. Diluted earnings per share before special items, net of tax was $1.18 compared to $1.34 per Class A share and $1.79 compared to $2.02 per Class B share for the third quarters of 2011 and 2010, respectively.
EBITDA was $138.4 million and $122.7 million for the third quarters of 2011 and 2010, respectively. EBITDA before special items increased 6.8 percent to $147.5 million for the third quarter of 2011 compared with $138.1 million for the third quarter of 2010. The $9.4 million increase was primarily due to the improved operating profit before special items in the Flexible Products & Services and Land Management segments.
Segment Results
Rigid Industrial Packaging & Services
Net sales were $804.0 million for the third quarter of 2011 compared with $681.7 million for the third quarter of 2010. The 17.9 percent increase in net sales was primarily due to higher selling prices, the positive impact of foreign currency translation and acquisitions, partially offset by lower sales volumes due to decreased demand during the last three weeks of July in North America and Western Europe on a same-structure basis.
Gross profit margin was 18.7 percent for the third quarter of 2011 and 20.8 percent for the third quarter of 2010. The quarter-over-quarter reduction from the prior year was primarily due to reduced market demand, shift in product mix and inability to capture all cost increases.
Operating profit was $72.0 million and $71.5 million for the third quarters of 2011 and 2010, respectively. Operating profit before special items was $77.5 million for the third quarter of 2011 versus $79.4 million for the third quarter of 2010. The $1.9 million decrease was primarily due to the lower gross profit margin for this segment.
EBITDA was $91.5 million and $89.6 million for the third quarters of 2011 and 2010, respectively. EBITDA before special items was $97.0 million for the third quarter of 2011 compared with $97.5 million for the third quarter of 2010 for the same reasons impacting the operating profit before special items.
Flexible Products & Services
Net sales were $141.2 million for the third quarter of 2011 compared with $66.9 million for the third quarter of 2010. The increase was primarily due to sales attributable to flexible intermediate bulk container companies acquired during the second half of fiscal 2010.
Gross profit margin increased to 22.9 percent for the third quarter of 2011 from 21.2 percent for the third quarter of 2010. The change in gross profit margin was primarily due to improved pricing and increased operating efficiencies attributable to the Greif Business System.
Operating profit was $7.7 million and $2.8 million for the third quarters of 2011 and 2010, respectively. Operating profit before special items increased to $12.0 million for the third quarter of 2011 from $5.8 million for the third quarter of 2010 primarily as a result of acquisitions during the second half of fiscal 2010 and improved gross profit margins from the implementation of the Greif Business System.
EBITDA was $10.1 million and $3.3 million for the third quarters of 2011 and 2010, respectively. EBITDA was impacted by acquisition-related costs of $0.6 million and $2.9 million for the third quarters of 2011 and 2010, respectively. EBITDA before special items increased to $14.4 million for the third quarter of 2011 from $6.3 million for the third quarter of 2010 for the same reasons impacting the operating profit before special items.

Paper Packaging
Net sales were $172.8 million for the third quarter of 2011 compared with $168.8 million for the third quarter of 2010. The 2.4 percent increase in net sales was primarily due to higher sales volumes and higher containerboard selling prices attributable to final realization of the second of two containerboard price increases implemented in 2010.
Gross profit margin declined to 16.0 percent for the third quarter of 2011 from 19.8 percent for the third quarter of 2010. This decrease was primarily due to higher raw material costs, including a quarter-over-quarter increase of approximately 24 percent for old corrugated container costs, and higher transportation costs as a result of increasing sales volumes and fuel costs, partially offset by lower energy costs.
Operating profit was $17.5 million and $18.9 million for the third quarters of 2011 and 2010, respectively. Operating profit before special items was $16.8 million for the third quarter of 2011 compared to $23.4 million for the third quarter of 2010. The $6.6 million decrease was primarily due to the lower gross profit margin for the third quarter of 2011 and a $1.7 million gain on sale of a facility in the third quarter of 2010.
EBITDA decreased to $25.5 million for the third quarter of 2011 compared with $26.7 million in the third quarter of 2010. EBITDA before special items decreased to $24.8 million for the third quarter of 2011 from $31.2 million for the third quarter of 2010 for the same reasons impacting the operating profit before special items.
Land Management
Net sales were $4.0 million for the third quarter of 2011 compared with $3.9 million for the third quarter of 2010.
Operating profit and operating profit before special items was $10.8 million for the third quarter of 2011 compared to $2.5 million for the third quarter of 2010. The results of this segment reflect an increase in disposal of special-use properties (surplus, higher and better use and development properties) of $7.0 million for the third quarter of 2011 compared to $1.3 million for the third quarter of 2010. The third quarter of 2011 also included a $2.5 million purchase price adjustment related to the expropriation of surplus property from a prior period.
EBITDA and EBITDA before special items was $11.3 million for the third quarter of 2011 compared to $3.1 million for the third quarter of 2010. Included in these amounts were profits from the disposal of special-use properties and a purchase price adjustment in the third quarter of 2011.
Other Cash Flow Information
Cash flow from operations was $35.4 million for the company in the third quarter of 2011 compared to $74.0 million in the third quarter of 2010.
Capital expenditures were $44.1 million, excluding timberland purchases of $2.5 million, for the third quarter of 2011 compared with capital expenditures of $36.4 million, excluding timberland purchases of $2.9 million, for the third quarter of 2010. Capital expenditures are expected to be approximately $160 million, excluding timberland purchases and acquisitions, for fiscal 2011.
During the first nine months of 2011, the company’s net debt increased $357.1 million primarily due to funding acquisitions, higher capital expenditures and increased working capital needs. Acquisitions, net of cash were $185.7 million for the nine months ended July 31, 2011, which included $157.3 million for the third quarter of 2011.

On July 15, 2011, one of the company’s European subsidiaries issued €200 million of senior notes. These notes provide financing to support the company’s growth initiatives while maintaining adequate liquidity, to maintain an appropriate relationship of fixed and variable rate debt and to extend maturities of the debt portfolio.
On Aug. 30, 2011, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. These dividends are payable on Oct. 1, 2011, to stockholders of record at close of business on Sept. 20, 2011.
Company Outlook
Based on August orders and shipments, the company believes that there has been some recovery in demand from July levels on a seasonally adjusted basis, although not to the same level that existed earlier in the year. Based on year-to-date results, current tax rate expectations, current OCC costs and assuming that product demand remains at August levels, and adjusting for the company’s mitigating actions, the company has adjusted its guidance for the year to $4.15 — $4.30 per fully diluted Class A share.
Conference Call
The company will host a conference call to discuss results for the third quarter of 2011 on Sept. 1, 2011, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the company’s website approximately one hour following the call.
About Greif
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible and corrugated containers, containerboard and packaging accessories and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding the company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue”, “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the company’s management. Although the company believes that the expectations reflected in forward-looking statements have a reasonable basis, the company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the company’s business, (ii) historically, the company’s business has been sensitive to changes in general economic or business conditions, (iii) the company’s operations are subject to currency exchange and political risks, (iv) the continuing consolidation of the company’s customer base and our suppliers may intensify pricing pressure, (v) the company operates in highly competitive industries, (vi) the company’s business is sensitive to changes in industry demands, (vii) raw material and energy price fluctuations and shortages may adversely impact the company’s manufacturing operations and costs, (viii) the company may encounter difficulties arising from acquisitions, (ix) the company may incur additional restructuring costs and there is no guarantee that its efforts to reduce costs will be successful, (x) tax legislation initiatives or challenges to the company’s tax positions may adversely impact its financial results or condition, (xi) several operations are conducted by joint ventures that the company cannot operate solely for its benefit, (xii) the company’s ability to attract, develop and retain talented employees, managers and executives is critical to its success, (xiii) the company’s business may be adversely impacted by work stoppages and other labor relations matters, (xiv) the company may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage, (xv) the company’s business depends on the uninterrupted operations of its facilities, systems and business functions, including its information technology and other business systems, (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact the company’s operations and financial performance, (xvii) changing climate conditions may adversely affect the company’s operations and financial performance, (xviii) the company may incur fines or penalties, damage to reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws, and (xix) the frequency and volume of the company’s timber and timberland sales will impact its financial performance. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the company’s Form 10-K for the year ended Oct. 31, 2010 and the company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2011	2010	2011	2010

Net sales	$1,122.0	$921.3	$3,116.5	$2,467.6
Cost of products sold	910.6	730.3	2,521.7	1,970.3

Gross profit	211.4	191.0	594.8	497.3

Selling, general and administrative expenses	109.1	90.4	329.5	264.5
Restructuring charges	3.4	9.8	11.4	20.6
(Gain) on disposal of properties, plants and equipment, net	(9.1)	(4.9)	(14.1)	(6.9)

Operating profit	108.0	95.7	268.0	219.1

Interest expense, net	18.4	16.0	53.8	47.6
Other expense, net	4.5	0.7	9.9	4.4

Income before income tax expense and equity earnings of unconsolidated affiliates, net of tax	85.1	79.0	204.3	167.1

Income tax expense	21.6	14.4	49.6	31.6
Equity earnings of unconsolidated affiliates, net of tax	1.5	3.2	2.0	3.3

Net income	65.0	67.8	156.7	138.8
Net income attributable to noncontrolling interests	(2.0)	(1.8)	(1.4)	(5.4)

Net income attributable to Greif, Inc.	$63.0	$66.0	$155.3	$133.4

Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$1.08	$1.13	$2.66	$2.29
Class B Common Stock	$1.61	$1.70	$3.98	$3.43

Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$1.07	$1.12	$2.65	$2.28
Class B Common Stock	$1.61	$1.70	$3.98	$3.43

Shares used to calculate basic earnings per share:
Class A Common Stock	24.9	24.7	24.8	24.6
Class B Common Stock	22.4	22.4	22.4	22.5

Shares used to calculate diluted earnings per share:
Class A Common Stock	25.1	25.0	25.0	24.9
Class B Common Stock	22.4	22.4	22.4	22.5

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in millions, except per share amounts)

	Three months ended July 31, 2011			Three months ended July 31, 2010
		Diluted per share			Diluted per share
		amounts			amounts
		Class A	Class B		Class A	Class B

Operating profit	$108.0			$95.7
Restructuring charges	3.4			9.8
Restructuring — related inventory charges	—			0.1
Acquisition-related costs	2.7			5.5
Non-cash intangible asset impairment charge	3.0			—

Operating profit before special items	$117.1			$111.1

Net income	$63.0	$1.07	$1.61	$66.0	$1.12	$1.70
Restructuring charges, net of tax	2.5	0.04	0.07	8.0	0.14	0.20
Restructuring — related inventory charges, net of tax	—	—	—	0.1	—	—
Acquisition-related costs, net of tax	2.0	0.03	0.05	4.5	0.08	0.12
Non-cash intangible asset impairment charge, net of tax	2.2	0.04	0.06	—	—	—

Net income before special items	$69.7	$1.18	$1.79	$78.6	$1.34	$2.02

	Nine months ended July 31, 2011			Nine months ended July 31, 2010
		Diluted per share			Diluted per share
		amounts			amounts
		Class A	Class B		Class A	Class B

Operating profit	$268.0			$219.1
Restructuring charges	11.4			20.6
Restructuring — related inventory charges	—			0.1
Acquisition-related costs	19.2			20.1
Non-cash intangible asset impairment charge	3.0			—

Operating profit before special items	$301.6			$259.9

Net income	$155.3	$2.65	$3.98	$133.4	$2.28	$3.43
Restructuring charges, net of tax	8.6	0.14	0.23	16.7	0.28	0.43
Restructuring — related inventory charges, net of tax	—	—	—	0.1	—	—
Acquisition-related costs, net of tax	14.6	0.25	0.37	16.3	0.28	0.42
Non-cash intangible asset impairment charge, net of tax	2.2	0.04	0.06	—	—	—

Net income before special items	$180.7	$3.08	$4.64	$166.5	$2.84	$4.28

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT OPERATING PROFIT AND OTHER DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2011	2010	2011	2010

Net sales
Rigid Industrial Packaging & Services	$804.0	$681.7	$2,201.8	$1,883.0
Flexible Products & Services	141.2	66.9	404.0	128.7
Paper Packaging	172.8	168.8	496.1	444.5
Land Management	4.0	3.9	14.6	11.4

Total net sales	$1,122.0	$921.3	$3,116.5	$2,467.6

Operating profit (loss):
Rigid Industrial Packaging & Services	$72.0	$71.5	$184.2	$184.4
Flexible Products & Services	7.7	2.8	11.2	(1.5)
Paper Packaging	17.5	18.9	56.5	30.2
Land Management	10.8	2.5	16.1	6.0

Total operating profit	108.0	95.7	268.0	219.1

Restructuring charges:
Rigid Industrial Packaging & Services	3.4	5.2	8.0	15.9
Flexible Products & Services	0.7	0.1	3.9	0.1
Paper Packaging	(0.7)	4.5	(0.5)	4.6

Total restructuring charges	3.4	9.8	11.4	20.6

Restructuring — related inventory charges:
Rigid Industrial Packaging & Services	—	0.1	—	0.1

Total restructuring — related inventory charges	—	0.1	—	0.1

Acquisition-related costs:
Rigid Industrial Packaging & Services	2.1	2.6	6.3	6.4
Flexible Products & Services	0.6	2.9	12.9	13.7

Total acquisition-related costs	2.7	5.5	19.2	20.1

Non-cash intangible asset impairment charge:
Flexible Products & Services	3.0	—	3.0	—

Total non-cash intangible asset impairment charge	3.0	—	3.0	—

Operating profit before special items:
Rigid Industrial Packaging & Services	77.5	79.4	198.5	206.8
Flexible Products & Services	12.0	5.8	31.0	12.3
Paper Packaging	16.8	23.4	56.0	34.8
Land Management	10.8	2.5	16.1	6.0

Total operating profit before special items	$117.1	$111.1	$301.6	$259.9

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2011	2010	2011	2010

Net sales
North America	$502.4	$465.3	$1,426.2	$1,247.1
Europe, Middle East and Africa	445.4	313.7	1,197.0	826.7
Asia Pacific and Latin America	174.2	142.3	493.3	393.8

Total net sales	$1,122.0	$921.3	$3,116.5	$2,467.6

Operating profit before special items:
North America	$62.0	$59.9	$153.0	$127.5
Europe, Middle East and Africa	48.9	39.1	128.2	102.5
Asia Pacific and Latin America	6.2	12.1	20.4	29.9

Total operating profit before special items	$117.1	$111.1	$301.6	$259.9

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED EBITDA4
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2011	2010	2011	2010

Net income	$65.0	$67.8	$156.7	$138.8
Plus: interest expense, net	18.4	16.0	53.8	47.6
Plus: income tax expense	21.6	14.4	49.6	31.6
Plus: depreciation, depletion and amortization expense	34.9	27.7	102.6	84.9
Less: equity earnings of unconsolidated affiliates, net of tax	1.5	3.2	2.0	3.3

EBITDA	138.4	122.7	360.7	299.6

Restructuring charges	3.4	9.8	11.4	20.6
Restructuring — related inventory charges	—	0.1	—	0.1
Acquisition-related costs	2.7	5.5	19.2	20.1
Non-cash intangible asset impairment charge	3.0	—	3.0	—

EBITDA before special items	$147.5	$138.1	$394.3	$340.4

Net income	$65.0	$67.8	$156.7	$138.8
Plus: interest expense, net	18.4	16.0	53.8	47.6
Plus: income tax expense	21.6	14.4	49.6	31.6
Plus: other expense, net	4.5	0.7	9.9	4.4
Less: equity earnings of unconsolidated affiliates, net of tax	1.5	3.2	2.0	3.3

Operating profit	108.0	95.7	268.0	219.1
Less: other expense, net	4.5	0.7	9.9	4.4
Plus: depreciation, depletion and amortization expense	34.9	27.7	102.6	84.9

EBITDA	138.4	122.7	360.7	299.6
Restructuring charges	3.4	9.8	11.4	20.6
Restructuring — related inventory charges	—	0.1	—	0.1
Acquisition-related costs	2.7	5.5	19.2	20.1
Non-cash intangible asset impairment charge	3.0	—	3.0	—

EBITDA before special items	$147.5	$138.1	$394.3	$340.4

[4]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated affiliates, net of tax plus depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure. As demonstrated by this table, EBITDA can be either reconciled to GAAP net income or GAAP operating profit yielding the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT EBITDA5
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2011	2010	2011	2010
Rigid Industrial Packaging & Services
Operating profit	$72.0	$71.5	$184.2	$184.4
Less: other expense (income), net	2.9	0.3	7.5	4.3
Plus: depreciation and amortization expense	22.4	18.4	64.6	59.6

EBITDA	91.5	89.6	241.3	239.7
Restructuring charges	3.4	5.2	8.0	15.9
Restructuring — related inventory charges	—	0.1	—	0.1
Acquisition-related costs	2.1	2.6	6.3	6.4

EBITDA before special items	$97.0	$97.5	$255.6	$262.1

Flexible Products & Services
Operating profit (loss)	$7.7	$2.8	$11.2	$(1.5)
Less: other expense (income), net	1.8	0.4	2.0	0.1
Plus: depreciation and amortization expense	4.2	0.9	12.5	1.9

EBITDA	10.1	3.3	21.7	0.3
Restructuring charges	0.7	0.1	3.9	0.1
Acquisition-related costs	0.6	2.9	12.9	13.7
Non-cash intangible asset impairment charge	3.0	—	3.0	—

EBITDA before special items	$14.4	$6.3	$41.5	$14.1

Paper Packaging
Operating profit	$17.5	$18.9	$56.5	$30.2
Less: other expense (income), net	(0.2)	—	0.4	—
Plus: depreciation and amortization expense	7.8	7.8	23.4	21.6

EBITDA	25.5	26.7	79.5	51.8
Restructuring charges	(0.7)	4.5	(0.5)	4.6

EBITDA before special items	$24.8	$31.2	$79.0	$56.4

Land Management
Operating profit	$10.8	$2.5	$16.1	$6.0
Plus: depreciation, depletion and amortization expense	0.5	0.6	2.1	1.8

EBITDA and EBITDA before special items	$11.3	$3.1	$18.2	$7.8

Consolidated EBITDA	$138.4	$122.7	$360.7	$299.6

Consolidated EBITDA before special items	$147.5	$138.1	$394.3	$340.4

[5]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated affiliates, net of tax plus depreciation, depletion and amortization. However, because the company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	July 31, 2011	October 31, 2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$109.1	$107.0
Trade accounts receivable	588.8	480.1
Inventories	484.8	396.6
Current portion related party notes receivable	1.7	—
Other current assets	190.7	182.2

	1,375.1	1,165.9

LONG-TERM ASSETS
Goodwill	794.8	709.7
Intangible assets	241.4	173.2
Related party note receivable	19.5	—
Assets held by special purpose entities	50.9	50.9
Other long-term assets	134.3	123.6

	1,240.9	1,057.4

PROPERTIES, PLANTS AND EQUIPMENT	1,387.9	1,275.1

	$4,003.9	$3,498.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$465.5	$448.3
Short-term borrowings	117.4	60.9
Current portion of long-term debt	12.5	12.5
Other current liabilities	276.7	240.1

	872.1	761.8

LONG-TERM LIABILITIES
Long-term debt	1,255.8	953.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	359.6	384.8

	1,658.7	1,381.2

SHAREHOLDERS’ EQUITY	1,473.1	1,355.4

	$4,003.9	$3,498.4

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
BALANCE SHEET DATA
UNAUDITED
(Dollars in millions)

	July 31, 2011	October 31, 2010	July 31, 2010

Current assets	$1,375.1	$1,165.9	$1,078.7
Less: current liabilities	872.1	761.8	680.3

Working capital	503.0	404.1	398.4
Less: cash and cash equivalents	109.1	107.0	84.2

Net working capital	$393.9	$297.1	$314.2

Long-term debt	$1,255.8	$953.1	$948.6
Plus: current portion of long-term debt	12.5	12.5	20.0
Plus: short-term borrowings	117.4	60.9	51.0
Less: cash and cash equivalents	109.1	107.0	84.2

Net debt	$1,276.6	$919.5	$935.4

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65.0	$67.7	$156.7	$138.8
Depreciation, depletion and amortization	34.9	27.7	102.6	84.9
Increase (decrease) in cash from changes in certain assets and liabilities and other	(64.5)	(21.4)	(236.6)	(205.9)

Cash flows provided by operating activities	35.4	74.0	22.7	17.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	(157.3)	(38.6)	(185.7)	(152.7)
Purchases of properties, plants and equipment	(44.1)	(36.4)	(117.8)	(101.0)
Other	10.5	6.2	(7.4)	(6.5)

Cash flows used in investing activities	(190.9)	(68.8)	(310.9)	(260.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on debt	188.5	(9.2)	357.5	258.9
Dividends paid	(24.6)	(24.5)	(73.4)	(68.6)
Other	1.4	27.3	(1.2)	27.7

Cash flows provided by (used in) financing activities	165.3	(6.4)	282.9	218.0

EFFECTS OF EXCHANGE RATES ON CASH	3.8	0.4	7.4	(3.3)

Net increase (decrease) in cash and cash equivalents	13.6	(0.8)	2.1	(27.7)
Cash and cash equivalents at beginning of the period	95.5	85.0	107.0	111.9

Cash and cash equivalents at end of the period	$109.1	$84.2	$109.1	$84.2